Exhibit 99.1 (a)

NDCHealth ANNOUNCES IMPACT OF SALE OF MEDUNITE

ATLANTA, January 2, 2003—NDCHealth Corporation (NYSE: NDC) announced today the expected impact of the sale of MedUnite, Inc. to ProxyMed, Inc. (NASDAQ: PILL). NDCHealth has an agreement with MedUnite to provide claims processing services to its physician customers. In conjunction with ProxyMed following the sale, NDCHealth will offer an expanded suite of services to its physician customers. These services include claims processing as well as ProxyMed’s automated enrollment processing services, eligibility, referrals and other types of real time transactions.

Also in conjunction with the sale of MedUnite, NDCHealth will take a non-cash charge that will be reflected in its financial statements for the current quarter ending February 28, 2003 to reduce the carrying value of its investment in MedUnite to the amount realized in the sale. As of November 29, 2002, NDCHealth’s investment in MedUnite had a carrying value of $12.2 million.

Walter M. Hoff, chief executive officer, said “We expect that the revenue associated with our MedUnite relationship will not be impacted by the change of ownership in MedUnite in fiscal 2003. For fiscal 2003, we continue to expect total company annual revenue to be in the range of $440 to $450 million. Excluding the charge for the valuation adjustment in MedUnite, we continue to expect diluted earnings per share to be in the range of $1.35 to $1.38 for fiscal 2003.”

NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This press release contains forward-looking statements concerning the Company’s future operations, performance and financial condition. Actual revenues, revenue growth and margins will be dependent upon all such factors and results subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These include product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, the performance of investments, including MedUnite, estimates of the valuation of these investments, impact of financings, economic and market conditions in the pharmaceutical manufacturing industry, ability to accelerate revenue growth during the remainder of fiscal 2003, the impact of the purchase of MedUnite by ProxyMed, Inc., and other risks detailed in the Company’s SEC filings, including its most recent Form 10-K. In addition, the Company is currently unable to assess the impact, if any, on its financial performance that may result from the economic effects of terrorist attacks on the United States. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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